Free Writing Prospectus pursuant to Rule 433 dated August 20, 2024 / Registration Statement No. 333-269296

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

GS Finance Corp.

Jump Securities with Auto-Callable Feature Based on the Value of the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index due September 5, 2029

Principal At Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated August 19, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		Call observation dates	Call payment dates	Call premium amount
		September 9, 2025	September 12, 2025	at least 11.90%
		December 1, 2025	December 4, 2025	at least 14.875%
		March 2, 2026	March 5, 2026	at least 17.85%
		June 1, 2026	June 4, 2026	at least 20.825%
		September 1, 2026	September 4, 2026	at least 23.80%
KEY TERMS		November 30, 2026	December 3, 2026	at least 26.775%
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	March 1, 2027	March 4, 2027	at least 29.75%
Underlying indexes:	S&P 500® Index, Russell 2000® Index and EURO STOXX 50® Index	June 1, 2027	June 4, 2027	at least 32.725%
Pricing date:	expected to price on or about August 30, 2024	August 31, 2027	September 3, 2027	at least 35.70%
Original issue date:	expected to be September 5, 2024	November 30, 2027	December 3, 2027	at least 38.675%
Call observation dates:	as set forth under “Call observation dates” below	February 29, 2028	March 3, 2028	at least 41.65%
Call payment dates:	as set forth under “Call payment dates” below	May 30, 2028	June 2, 2028	at least 44.625%
Valuation date:	expected to be August 30, 2029	August 30, 2028	September 5, 2028	at least 47.60%
Stated maturity date:	expected to be September 5, 2029	November 30, 2028	December 5, 2028	at least 50.575%
Automatic call feature:

if, as measured on any call observation date, the index closing value of each underlying index is greater than or equal to its initial index value, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium amount applicable to the corresponding call observation date. No payments will be made after the call payment date.

		February 28, 2029	March 5, 2029	at least 53.55%
		May 30, 2029	June 4, 2029	at least 56.525%

		Hypothetical Payment Amount At Maturity*
		The Securities Have Not Been Automatically Called
		Hypothetical Final Index Value of the Worst Performing Underlying Index (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity if the Securities Have Not Been Automatically Called on a Call Observation date (as Percentage of Stated Principal Amount)

Payment at maturity:

if the final index value of each underlying index is greater than or equal to its initial index value (i) $1,000 plus (ii) the product of $1,000 times the maturity date premium amount; or

if the final index value of any underlying index is less than its initial index value but the final index value of each underlying index is greater than or equal to its downside threshold level, $1,000; or

if the final index value of any underlying index is less than its downside threshold level, the product of $1,000 times the worst performing index performance factor

This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 20.00% and could be zero.

		175.000%	159.500%
		150.000%	159.500%
		130.000%	159.500%
		120.000%	159.500%
		110.000%	159.500%
		105.000%	159.500%
		100.000%	159.500%
		99.000%	100.000%
		90.000%	100.000%
Initial index value:	with respect to each underlying index, the index closing value of such underlying index on the pricing date	80.000%	100.000%
		79.999%	79.999%
Final index value:	with respect to each underlying index, the index closing value of such underlying index on the valuation date	50.000%	50.000%
		30.000%	30.000%
Downside threshold level:	with respect to each underlying index, 80.00% of such underlying index’s initial index value	25.000%	25.000%
		0.000%	0.000%
Call premium amount:	with respect to any call observation date, the applicable call premium amount set forth under “Call premium amount” below	*assumes a maturity date premium amount of 59.50%

Maturity date premium amount (set on the pricing date):	at least 59.50%

Index performance factor:	with respect to each underlying index, the final index value / the initial index value

Worst performing underlying index:	the underlying index with the lowest index performance factor
Worst performing index performance factor:	the index performance factor of the worst performing underlying index

CUSIP / ISIN:	40058ETV8 / US40058ETV82
Estimated value range:	$885 to $945 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the worst performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index. The securities may be automatically called on any call observation date.

Your securities will be automatically called if the index closing value of each underlying index on any call observation date is greater than or equal to its initial index value (set on the pricing date), resulting in a payment on the applicable call payment date equal to (i) the principal amount of your securities plus (ii) such principal amount times the call premium amount applicable to such call observation date. No payments will be made after the call payment date.

At maturity, if not previously not previously called, (i) if the final index value of each underlying index on the valuation date is greater than or equal to its initial index value, the return on your securities will be positive and equal to at least 59.50% (set on the pricing date); or (ii) if the final index value of any underlying index on the valuation date is less than its initial index value but the final index value of each underlying index is greater than or equal to its downside threshold level, you will receive the principal amount of your securities; or (iii) if the final index value of any underlying index is less than its downside threshold level, you will receive a payment at maturity based on the performance of the underlying index with the lowest index performance factor. You will not participate in any appreciation of the underlying indexes. If the final index value of each underlying index is less than the downside threshold level, you will lose a significant portion or all of your investment.

The securities are for investors who seek a return of between at least 11.90% and at least 59.50%, depending on if and when the securities are automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 40, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 40, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 40, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated August 19, 2024
•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 40 dated June 24, 2024
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 40, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 40, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying indexes to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped
▪
Your Securities Are Subject to Automatic Redemption
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Index Closing Values of the Underlying Indexes at Any Time Other Than on the Applicable Call Observation Date or the Valuation Date, as the Case May Be
▪
The Payment at Maturity Will Be Based Solely on the Worst Performing Underlying Index
▪
Because the Securities Are Linked to the Performance of the Worst Performing Underlying Index, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlying Index
▪
You are Exposed to the Market Risk of Each Underlying Index
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Value of the Worst Performing Underlying Index
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
Your Securities May Not Have an Active Trading Market
▪
If the Values of the Underlying Indexes Change, the Market Value of Your Securities May Not Change in the Same Manner
▪
Investing in the Securities is Not Equivalent to Investing in the Underlying Indexes; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You
▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Additional Risks Relating to the Underlying Indices

▪
The Policies of the Underlying Index Publishers and Changes That Affect the Underlying Indexes or the Underlying Index Stocks Comprising the Underlying Indexes Could Affect the Payment at Maturity and the Market Value of the Securities

Additional Risks Related to the Russell 2000® Index

▪
There Are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

Additional Risks Related to the EURO STOXX 50® Index

▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Past Performance is No Guide to Future Performance
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 40:

Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪
If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between each underlying index publisher and the issuer, see “The Underliers — S&P 500® Index”, “The Underliers — Russell 2000® Index” and “The Underliers — EURO STOXX 50® Index” on pages S-118, S-81 and S-36 of the accompanying underlier supplement no. 40, respectively.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.